Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
JACKSONVILLE DIVISION

IN RE:

RMS TITANIC, Inc., et al.,[1]	CHAPTER 11

Case No. 3:16-bk-02230-PMG
Debtors.

DEBTORS’ RESPONSE IN OPPOSITION TO THE MOTION OF EUCLID CLAIMS
RECOVERY, LLC FOR APPOINTMENT OF CHAPTER 11 TRUSTEE

RMS Titanic, Inc. (“RMST”) and certain of its affiliates, as Debtors and Debtors in Possession in the above-captioned case (collectively, the “Debtors”), by and through their undersigned counsel, hereby file this response in opposition (the “Response”) to Euclid Claims Recovery, LLC’s (“Euclid”) Motion for the Appointment of a Chapter 11 Trustee (the “Motion”) [D. E. 1013] and in support thereof, respectfully state as follows:

PRELIMINARY STATEMENT

Through its Motion, Euclid seeks the appointment of a Chapter 11 Trustee based on the Debtors’ purported “lack of fiduciary stewardship in advancing this case.” Euclid argues that despite the pendency of these Chapter 11 cases for nearly two years, the Debtors have not executed on their initial plan to sell the French artifacts and, as a result, the estates have incurred substantial and unnecessary administrative expenses. Both the assumptions underlying the Motion and Euclid’s representations regarding the Debtors’ efforts throughout their cases are fundamentally flawed.

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1 The Debtors in the chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number include: RMS Titanic, Inc. (3162); Premier Exhibitions, Inc. (4922); Premier Exhibitions Management, LLC (3101); Arts and Exhibitions International, LLC (3101); Premier Exhibitions International, LLC (5075); Premier Exhibitions NYC, Inc. (9246); Premier Merchandising, LLC (3867); and Dinosaurs Unearthed Corp. (7309). The Debtors’ service address is 3045 Kingston Court, Suite I, Peachtree Corners, Georgia 30071.

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First, contrary to the allegations in the Motion, the Debtors and their professionals have been unwavering in their pursuit of a viable sale process which would yield the highest and best return for the benefit of the Debtors’ estates. As a result of those efforts, the Debtors have executed a term sheet, attached hereto, which contemplates the sale of substantially all of their assets. The buyer’s diligence is well underway, and the parties are currently negotiating an asset purchase agreement that the Debtors anticipate will be filed shortly with the Court. Based upon the Debtors’ substantial marketing efforts and diligence, the proposed sale represents the highest and best offer from a potential buyer with the demonstrated financial ability to expeditiously close the transaction.

The appointment of a Chapter 11 trustee at this late stage to liquidate the French artifacts would prove fatal to the Debtors’ estates. Critically, the appointment of a trustee would result in a default under the terms of the DIP Loan, thereby eliminating the ability of the Debtors to continue operating their businesses and preserve value as a going concern. The Motion fails to offer any explanation of how a Chapter 11 trustee would fund the necessary efforts to preserve, market, and auction the French artifacts. Moreover, the appointment of a trustee would effectively result in these Chapter 11 cases starting over given the lack of any knowledge regarding the Debtors’ businesses and the complexities of the artifacts collection. Finally, as discussed below, the Debtors’ initial plan to auction the French artifacts simply proved unfeasible. Rather than the uncertainty of an auction, the sale contemplated by the term sheet is for a sum-certain to a financially viable purchaser. Consequently, the proposed transaction – not the appointment of a Chapter 11 trustee – represents the best path forward for the Debtors’ estates and their creditors.

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Second, the Motion is premised on faulty assumptions. Euclid bases its arguments in the Motion on the Debtors’ 2014 Appraisal Report, valuing the artifacts collection at approximately $218 million, and the Debtors’ proposal, shortly after filing their bankruptcy cases in June 2016, that a sale of only a small portion of the French artifact collection would yield sufficient funds to pay creditors in full. The true, current value of the artifacts, established by the market after extensive sales efforts conducted by the Debtors and their professionals, proves the 2014 Appraisal Report to be unrealistic and unattainable under the current circumstances. Despite significant and ongoing efforts to market and sell the Debtors’ assets, no buyer has offered to pay even fifteen percent of the appraised value. The market, and not an appraisal, is the true barometer of the assets’ current value.

A proposed piecemeal sale of the French artifact collection suffers from similar flaws. The time and administrative costs associated with the marketing and sale through auction of the French artifacts drives up the expenses associated with such a sale and jeopardizes the ultimate success of such a process. What is more, Euclid freely assumes the French artifacts are freely sellable, yet the U.S. Government has consistently and vigorously opposed their sale – a point reiterated in its response to the Motion. Rather than inviting a lengthy dispute with the U.S. Government over the Debtors’ ability to sell the French artifacts on a stand-alone basis, the Debtors prudently evaluated all of their options and to work with the Committees to develop an achievable, alternative path forward which contemplates a sale of the Debtors or their assets as a whole, as reflected in the Plan Support Agreement. Under these circumstances, there is no factual support for Euclid’s bald claim that a Chapter 11 trustee is “required” because the Debtors “refused to pursue an auction-house sale” of the French Artifacts.

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For these reasons, the Motion fails to establish a credible basis under Section 1104(a) for the appointment of a Chapter 11 trustee. Rather, the Motion paints an overly simplistic view of a sale process the Debtors initially contemplated, and then ultimately and rationally rejected, due to legitimate concerns regarding the time and expense of litigating the right to sell a portion of the French artifacts and the uncertainty attendant to any auction. The Debtors, therefore, respectfully request that the Motion be denied or, alternatively, continued until a later date scheduled by the Court to consider the Debtors’ motion seeking approval of the asset purchase agreement.

BACKGROUND AND PROCEDURAL HISTORY

1.                  On June 14, 2016 (the “Petition Date”), each of the Debtors filed a voluntary petition in this Court for relief under Chapter 11 of Title 11 of the United States Code.

2.                  The Debtors continue to manage and operate their businesses as debtors in possession under Bankruptcy Code Sections 1107 and 1108.

3.                  On August 24, 2016, the United States Trustee appointed an Official Committee of Unsecured Creditors (the “Creditors Committee”) and an Official Committee of Equity Security Holders (the “Equity Committee” and together with the Creditors Committee, the “Committees”) [D. E. 166, 167].

The Titanic Artifacts

4.                  RMST is the owner of approximately 5,500 artifacts recovered from the wreck site of the RMS Titanic (the “Titanic Artifacts”). In 1987, RMST2 conducted an expedition to the wreck of the RMS Titanic. The expedition resulted in the recovery of approximately 2,100 artifacts, which were taken to France for conservation and restoration (the “French Artifacts”). In 1993, an Administrator in the French Office of Maritime Affairs awarded RMST title to the French Artifacts.

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2 Here, its predecessor-in-interest, Titanic Ventures Limited Partnership. For ease of reference, however, the Response refers to RMST.

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5.                  That same year, RMST conducted an additional research and recovery expedition to the RMS Titanic, but this time landed the artifacts in Norfolk, Virginia. On August 26, 1993, RMST commenced an in rem action in the United States District Court for the Eastern District of Virginia (the “Admiralty Court”) against both the artifacts recovered in the 1993 expedition (the “1993 Artifacts”) and the wreck itself. See R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel, 435 F.3d 521, 528 (4th Cir. 2006). The Admiralty Court declared RMST salvor-in-possession of theTitanic wreck site. See id. at 524. Pursuant to its status as salvor-in-possession, RMST conducted several additional expeditions and recovered thousands of additional artifacts (together with the 1993 Artifacts, the “American Artifacts”). The American Artifacts are subject to the ongoing in rem jurisdiction of the Admiralty Court.

6.                  In 2011, the Admiralty Court granted to RMST an in-specie salvage award to the American Artifacts. The Admiralty Court, however, conditioned title to the American Artifacts on certain covenants and conditions, as set forth in the Revised Covenants and Conditions in Exhibit A to the August 12, 2010 Opinion of the Admiralty Court (the “C&Cs”). Among other things, the C&Cs strictly limit RMST’s ability to sell the American Artifacts individually or as a collection. Additionally, the C&Cs appoint the National Oceanic and Atmospheric Administrative (“NOAA”) to monitor adherence to the C&Cs.

The Appraisal Report

7.                  On September 17, 2014, the Alasko Company produced an Appraisal Report for Artifacts Recovered from the Wreck Site of the Royal Mail Steamer – Titanic (the “Appraisal”). See Debtors’ Motion for Order Pursuant to Bankruptcy Code Sections 105 and 363 and Bankruptcy Rules 6003, 6004, and 9014 Authorizing the Debtors to Market and Sell Certain Titanic Artifacts Free and Clear of Liens, Claims, and Interests (the “Initial Sale Motion”), Exhibit C [D. E. 28]. The Appraisal collectively values the Titanic Artifacts at $218,023,300.00.

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8.                  The Appraisal valuation is based upon an assessment of the “Market Value” of the Titanic Artifacts, using “public sale venues specializing in historic maritime and cultural properties” as the subject market.3  Appraisal at 6.  Additionally, the Appraisal assumes “title to ownership of the subject properties does not violate or infringe any applicable rules or international treaties affecting cultural properties.” Appraisal at 8.  Significantly, while the Appraisal acknowledges the existence of the C&Cs, it fails to consider as a basis for its valuation the potential litigation costs and risks associated with the application of those C&Cs in connection with any proposed auction of the Titanic Artifacts – which proved to be a significant hurdle in the Debtors’ initial plan to separately auction the French Artifacts.   Indeed, this point is clear in the Appraisal’s executive summary, which states “In our opinion, calculation and application of a discount representing the perceived burden of the legal obligation to acquire, maintain, and retain the collection as an intact whole or the public knowledge of the collection’s previous failure to sell are considerations inappropriate to this assignment.”4

The Debtors’ Initial Sale Motion and Adversary Proceeding

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3 Notably, “Market Value” does not encompass sales “affected by undue stimulus” – such as, perhaps, a chapter 11 liquidation sale.  Appraisal Report at 5.

4 See Appraisal, p. 3.

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9.                  On June 20, 2016, the Debtors filed the Initial Sale Motion, seeking authority to sell a small subset of the French Artifacts. The basis of the Initial Sale Motion was twofold. First, although the American Artifacts are subject to the C&Cs and the Admiralty Court’s ongoing in rem jurisdiction, the French Artifacts are not subject to either.5 Second, given the Appraisal’s significant market valuation of the entire artifact collection, selling a few, select pieces of the French Artifacts would yield sufficient funds to pay creditors in full, allow common shareholders to retain their equity, and provide sufficient post-emergence working capital for the Debtors.

10.              NOAA vigorously opposed the Initial Sale Motion and filed an objection taking the position that the “C&Cs require RMST to maintain the American Artifacts and the French Artifacts together as an integrated whole to the maximum extent possible.” United States’ Objection to Debtors’ Motion at ¶ 6 [D. E. 73].

11.              The Court, however, never addressed NOAA’s application of the C&Cs to the French Artifacts. Rather, it found that the French Government may have retained an interest in the French Artifacts, thus necessitating an adversary proceeding to determine clear title. Order dated July 22, 2016 [D. E. 102].

12.              Subsequently, in August of 2016, the Debtors commenced an adversary proceeding against the Republic of France, entitled RMST Titanic, Inc. v. French Republic a/k/a Republic of France, AP No. 3:16-ap-00183-PMG (hereinafter, the “French Adversary”). Through the French Adversary, the Debtors sought to clear any clouds on title to the French Artifacts caused by the French Government’s interest – a precondition to the sale of the French Artifacts at all.

13.              By Order dated September 29, 2017, the Court entered its Final Default Judgment in favor of the Debtors in the French Adversary (the “Default Judgment”). The Default Judgment determined that “the French Government . . . ha[d] no interest in the French Artifacts.” The Default Judgment did not, however, determine whether and to what extent the C&Cs apply to the French Artifacts. Indeed, NOAA continues to maintain its position that the French Artifacts cannot be auctioned separately, as evidenced by its recent response to Euclid’s Motion.

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5 See R.M.S. Titanic, Inc. v. Wrecked & Abandoned Vessel, 435 F.3d 521, 529 (4th Cir. 2006) (noting that the French Artifacts were not part of the res pursuant to which the Admiralty Court asserted in rem jurisdiction and concluding that the Admiralty Court did not have in rem jurisdiction over the French Artifacts). NOAA, however, has consistently maintained that the C&Cs do not permit a sale of the French Artifacts independently of the American Artifacts.

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The Auction and RFP Process

14.              While actively litigating the French Adversary, the Debtors also retained GlassRatner Advisory & Capital Group, LLC (“GlassRatner”), to advise them in connection with the chapter 11 cases and restructuring alternatives.

15.              In November of 2016, the Debtors submitted a request for proposals to a variety of auction houses for the auction and sale of a portion or all of the Titanic Artifacts. Following discussions with the Equity Committee, the Debtors circulated a revised request for proposals to a wider group of auction houses in January of 2017 (the “Debtors’ RFP”), which contemplated an auction under three scenarios: 1) the entire collection of the Titanic Artifacts, subject to the C&Cs; 2) the entire collection of the French artifacts; or 3) a subset of the French artifacts. In late February 2017, the Debtors received proposals from three auction houses: Bonhams, Christie’s, and Guernsey’s.

16.              The proposal responses revealed significant hurdles in connection with the proposed auction. As an initial matter, each of the three respondents indicated that an evaluation and auction process would likely last through most of 2017. Additionally, the respondents expressed significant concerns and reluctance to handle and sell the Titanic Artifacts, stemming largely from the C&Cs and the corresponding litigation exposure. For example, in response to the Debtors’ RFP: Bonhams indicated that “RMST will need to secure a release by France . . . and separately a release of any of any [sic] interested third party” (emphasis added); Guernsey’s alluded to the C&Cs as a “formidable obstacle”; and Henry Aldridge and Son did not submit a proposal at all, stating that that they would not be able to conduct an auction until “[RMST] ha[s] obtained final legal approval to sell [its] artefacts [sic].” Additionally, the Court received informal objections from several members of the international maritime community over the proposed auction of some or all of the artifact collection. [D.E. 435, 436].

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17.              In short, the responses did not generate the optimism regarding a potential auction process the Debtors anticipated, and the Debtors and Committees engaged in significant discussions regarding the best path forward. As a product of those discussions, the Debtors and the Committees determined that a sale of all the Debtors’ assets as a going concern, including the sale of the Titanic Artifacts as a whole collection, was in the best interests of the Debtors and their estates. Accordingly, in April of 2017, the Debtors’ RFP was suspended and, shortly thereafter, the Debtors and the Committees entered into a Plan Support Agreement on May 18, 2017 (the “PSA”), which was approved by the Court on July 6, 2017 [D. E. 642]. The PSA provided for a sale of the Debtors’ assets as a going concern after a marketing period to be conducted by the Debtors and GlassRatner.

The DIP Loan

18.              Concurrently with the PSA, the Debtors sought post-petition financing and entered into an agreement with Bay Point Capital (the “DIP Lender”) on May 18, 2017 for up to $5 million (the “DIP Loan”) to fund the Debtors’ business and the administrative costs of the bankruptcy during the marketing process. The Court approved the DIP Loan by order effective June 29, 2017. [D. E. 640]. Notably, the appointment of a trustee constitutes an event of default under the DIP Loan. See DIP Loan Agreement § 9(f)(vii).

The Sale Process

19.              As required by the PSA, the Debtors, through GlassRatner, marketed the Debtors’ assets to potential purchasers over several months. GlassRatner exerted an extensive and far-reaching marketing effort, contacting potential buyers and interested parties (as identified through independent research, and Debtor and the Committee contacts) around the globe. In addition, at the request of the Debtors and GlassRatner, Kekst (a highly reputable PR firm) managed a national campaign to uncover and reach other possible potential buyers. These efforts culminated in coverage on the Today Show, nightly news programs, and newspapers worldwide featuring news of the sale.

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20.              In or about November 2017, those marketing efforts were successful in yielding a significant offer, with a high certainty of closing, that would have provided sufficient funds to pay creditors in full and allow shareholders to retain their equity. Ultimately, however, this offer was rescinded after certain allegations were made by the Equity Committee regarding the purchaser and management – allegations that ultimately appeared to be without support. Despite receiving expressions of interest from a number of other interested buyers, ultimately a definitive agreement with a stalking horse bidder on the time table originally agreed contemplated under the PSA did not materialize. Nonetheless, the Debtors and Committees determined that an auction without a stalking horse bidder (a “naked auction”) was in the best interests of the Debtors and their estates. Accordingly, the Debtors filed a motion to approve the “naked auction” on November 14, 2017. [D. E. 811].

21.              On December 12, 2017, an ad hoc group of equity holders (the “Ad Hoc Group”) comprised of funds managed by affiliates of Apollo Global Management, LLC (“Apollo”) and Alta Fundamental Advisers LLC (“Alta”) filed an objection to the naked auction requesting that they be given time to conduct diligence on the Debtors to formulate a restructuring alternative to the naked auction. [D. E. 850]. On December 14, 2017, the Trustees of the National Maritime Museum filed a motion to withdraw the reference with respect to the naked auction motion and transfer it to the Admiralty Court. [D. E. 853].

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22.              Because of these objections, the interest of the Ad Hoc Group to pursue a restructuring alternative, and other considerations, on December 15, 2017, with the support of the Committees, the Debtors withdrew the “naked auction” motion. [D. E. 863]. The Debtors, with the aid of its professionals and GlassRatner, continued to solicit buyers and other potential sources of financing to restructure the Debtors’ businesses, including the Ad Hoc Group.

23.              The Debtors’ exclusive period to file and obtain acceptances of a plan of reorganization expired on February 14, 2018.

24.              On February 26-27, 2018, pursuant to the Court’s Order Granting Joint Motion for Appointment of Mediator and to Schedule Mediation [D.E. 951], a mediation was conducted with representatives of the Debtors, Equity Committee, Creditors Committee, NOAA, the DIP Lender, Prepetition Secured Creditors/Equity Holders, and a representative of the Ad Hoc Group. While no formal resolution to the case was reached at mediation, the parties agreed to continuing to pursue a sale transaction that was in the best interest of the Debtors and their estates. [D.E. 970].

25.              On June 1, 2018, the Equity Committee filed its Chapter 11 Plan of Reorganization and accompanying Disclosure Statement, proposing to market and sale the American Artifacts to a “qualified institution” and market and auction the French Artifacts [D.E. 1044, 1045].

Asset Purchase Agreement

26.              The Debtors have negotiated the proposed sale of substantially all of their assets as a going concern to an acquisition vehicle formed by Apollo, Alta, PacBridge Capital Partners (HK) Ltd., and the Debtors’ secured lenders (Haiping Zou, Jihe Zhang, and Lange Feng) (collectively, the “Stalking Horse Purchaser”), on the terms and conditions outlined in that certain Stalking Horse Purchaser Term Sheet for Sale of Substantially All Assets of Premier Exhibitions, Inc. and its Debtor and Non-Debtor Affiliates, attached hereto as Exhibit A (the “Term Sheet”).

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27.              The material terms of the Term Sheet are as follows: $17.5 million purchase price; due diligence completed by June 5, 2018; proposed break-up fee of the greater of $500,000 or 3% of the purchase price, plus expense reimbursement (collectively subject to a cap of $1 million); the buyer’s payment of all cure costs associated with the assumption and assignment of purchased contracts and real property leases; and proposed bidding procedures that contemplate a public auction for higher and better offers.

28.              The parties are well under way in their negotiations regarding the terms of an Asset Purchase Agreement (“APA”) consistent with the Term Sheet and the Debtors anticipate that the APA, along with a motion seeking the approval of certain bidding procedures, will be filed with the Court shortly.

29.              The Term Sheet is the culmination of an extraordinary and thorough marketing and sale process conducted by the Debtors, through GlassRatner, over a period of approximately one year. In connection with that process, the Debtors contacted over 150 parties and signed approximately 30 non-disclosure agreements with entities who received information packages and registered access to the diligence data room.

30.              The uniqueness of the Debtors’ assets, and the corresponding C&Cs, have resulted in significant challenges regarding the best path through which to maximize value to the Debtors’ estates while avoiding significant litigation risks and uncertainty. However, throughout the RFP and subsequent sale processes, the Debtors’ decisions have been guided by thorough and well-informed discussions with the Committees and other constituents.

31.              To date, the offer submitted by the proposed Stalking Horse Purchaser represents the highest and best offer the Debtors have received from a potential buyer demonstrating the willingness and financial ability to close a transaction and is far superior to the alternative proposed by the Motion. Without a doubt, the Motion would mire the Debtors in costly, protracted litigation over the right to auction a portion of the Titanic Artifacts with no apparent funding. Indeed, even if the Debtors obtained the right to auction a portion of the Titanic Artifacts, the monetary results would be necessarily uncertain given the unprecedented nature of any such auction.

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32.              In connection with the June 7, 2018, hearing scheduled to consider the Motion and in support of their Response, the Debtors, to the extent necessary, are prepared to introduce the proffer of Marshall Glade regarding the Debtors’ efforts to market and sell their assets through these Chapter 11 cases, including the facts and circumstances pertaining to the Term Sheet and the proposed transaction with the Stalking Horse Purchaser.

ARGUMENT AND CITATION TO AUTHORITY

33.              The proposed sale to the Stalking Horse Purchaser is a clear, sum-certain exit from bankruptcy that maximizes value to the Debtors’ estates and their creditors. In stark contrast, the appointment of a Chapter 11 Trustee would cut off critical funding to the Debtors, effectively shutter the Debtors’ operations, and regress the Debtors’ cases to infancy. The Debtors are keenly aware of the challenges that have surfaced throughout the sale process. However, those challenges do not give rise to sufficient grounds under Section 1104(a) for the appointment of a Chapter 11 Trustee. Therefore, the Motion should be denied or, alternatively, continued until a later date scheduled by the Court to consider the Debtors’ motion seeking approval of the APA and Stalking Horse Purchaser.

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34.              “A party seeking appointment of a trustee has the burden of showing, by clear and convincing evidence, cause under section 1104(a)(1) or the need for a trustee under section 1104(a)(2).” In re Adelphia Communs. Corp., 336 B.R. 610, 656 (Bankr. S.D.N.Y. 2006). It is well-settled that the “appointment of a trustee should be the exception, rather than the rule.” Id. (quoting In re Sharon Steel Corp., 871 F.2d 1217, 1225 (3d Cir. 1989)). See also In re Tyler, 18 B.R. 574, 577 (Bankr. S.D. Fla. 1982) (“the authorities agree that the appointment of a trustee under § 1104 is an extraordinary remedy.”) Euclid has failed to meet its burden under either subsection.6

A.	There Is Insufficient Cause to Appoint a Trustee.

35.              Subsection (a)(1) provides for the appointment of a trustee “for cause, including fraud, dishonesty, incompetence, or gross mismanagement of the affairs of the debtor by current management.” 11 U.S.C. § 1104(a)(1). Because “including” is illustrative, not exhaustive, courts have identified a number of factors to aid the analysis, including:

1) Materiality of the misconduct; 2) Evenhandedness or lack of same in dealings with insiders or affiliated entities vis-à-vis other creditors or customers; 3) The existence of pre-petition voidable preferences or fraudulent transfers; 4) Unwillingness or inability of management to pursue estate causes of action; 5) Conflicts of interest on the part of management interfering with its ability to fulfil fiduciary duties to the debtor; 6) Self-dealing by management or waste or squandering of corporate assets.

In re Intercat, Inc., 247 B.R. 911, 921 (Bankr. S.D. Ga. 2000).

36.              Here, the Motion fails to identify even one factor to justify a finding that “cause” exists for the appointment of a trustee. There are no allegations that the Debtor overlooked the existence of estate causes of action, failed to pursue estate causes of action, or have allowed conflicts of interest to interfere with its fiduciary duties. Similarly, the Motion does not set forth allegations that the Debtors engaged in fraud, dishonest behavior, self-dealing, underhandedness, or misconduct.

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6 The Motion’s prayer for relief does not set forth a particular subsection on which it is based, but merely seeks “the appointment of a Chapter 11 trustee herein pursuant to Bankruptcy Code Section 1104(a).”

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37.              Moreover, to the extent that the Motion is read to allege “incompetence or gross mismanagement,”7 it falls far short of establishing cause under the required clear and convincing standard. Nonetheless, this factor is discussed in conjunction with subsection (a)(2), below.

B.	The Appointment of a Trustee Is Not in the Best Interests of Creditors.

38.              Subsection (a)(2) permits the appointment of a trustee “if such appointment is in the interests of creditors, any equity security holders, and other interests of the estate.” 11 U.S.C. § 1104(a)(2). A request under subsection (a)(2) invokes the equity powers of the bankruptcy court, encouraging it to “eschew rigid absolutes and look to the practical realities and necessities.” Adelphia, 336 B.R. at 658 (internal citations and quotations omitted). Like subsection (a)(1), courts review a variety of factors to determine whether a trustee is in the best interests of creditors and others. See, e.g., id. These factors include:

(1) the trustworthiness of the debtor; (2) the debtor in possession’s past and present performance and prospects for the debtor’s rehabilitation; (3) the confidence – or lack thereof – of the business community and of creditors in present management; and (4) the benefits derived by the appointment of a trustee, balanced against the cost of the appointment.

In re Sundale, Ltd., 400 B.R. 890, 901 (Bankr. S.D. Fla. 2009). See also Adelphia, 336 B.R. at 658 (setting forth the same factors).

39.              Here, the Debtors emphasize that Euclid has failed to identify what factors, if any, support its request for a trustee. However, to the extent the Motion is construed as identifying and applying any such factor, the “relevant facts tilt overwhelmingly against the appointment of a trustee.” Adelphia, 336 B.R. at 658. To begin with, the Motion does not allege or dispute “the trustworthiness of the [D]ebtor[s].” Sundale, 400 B.R. at 901. Similarly, Euclid does not set forth any evidence that the business community or creditor base lack confidence in the Debtors’ present management. The fact that Euclid may disagree with the collective wisdom of the Debtors and the Committees to forego pursuit of the French Artifacts’ auction is a non-sequitur. Its views are not representative of the business community or the larger creditor body, and not a single party has joined the Motion. Cf. Adelphia, 336 B.R. at 658-59 (“those lacking axes to grind (such as the Creditors’ Committee) have voiced no dissatisfaction or lack of confidence with . . . management. Thus, the Court turns to the final factor.”) Accordingly, the first and third factors weigh against the appointment of a trustee.

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7 On its face, the Motion does not contain any such allegation. Rather, it relies on innuendo to suggest that the Debtors are incompetent and/or have mismanaged the estate.

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40.              The remaining factors, two and four, also militate against the appointment of a trustee. First, the appointment of a trustee would constitute an event of default under the DIP Loan, thereby eliminating funding necessary to the Debtors’ operations. Second, the appointment would require duplicative time, effort, and money to educate the trustee,8 and “result in a slowdown, if not halt, in the progress of the [Debtors] in their emergence from bankruptcy.” Adelphia, 336 B.R. at 659. Third, and critically, appointing a Chapter 11 Trustee would result in a termination of the proposed sale transaction with the Stalking Horse Purchaser. Effectively, the appointment of a Chapter 11 Trustee would result in the Debtors’ cases starting over at square one without any funds or viable option to move the cases forward.

41.              In return, Euclid offers one benefit: An unknown recovery generated by the auction of the French Artifacts, without any reliable basis to determine their value. Although Euclid relies on the Appraisal as evidence of the French Artifacts’ value, its reliance is misplaced, for two reasons. First, the Appraisal valued the French and American Artifacts together – not separately. In fact, there has never been a valuation of the French Artifacts alone. Second, the Appraisal has been disproven by the Debtors’ substantial marketing efforts and simply represents an unrealistic assessment of the Titanic Artifacts’ value that failed to consider the challenges and complexities associated with selling the collection, as experienced intimately by the Debtors and expressly dismissed by the Appraisal as “inappropriate” considerations.

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8 The Motion is unclear as to how the estate will be freed of administrative expenses following the appointment of a Chapter 11 trustee.

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42.              Indeed, the Appraisal Report’s reliability has been called into serious question by the Titanic Artifacts’ market exposure. In 2012, the Debtors sought to auction and sell the Titanic Artifacts (as a whole), with a reserve price set at $189 million. Despite the global attention generated by the marketing effort, not one buyer was willing to pay in excess of $189 million. Subsequently, in 2016, the Debtors solicited bids from auction houses for the sale of the Titanic Artifacts, yet many of the auction houses expressed extreme reluctance to handle and sell them. Their reluctance stemmed from the C&Cs and the corresponding litigation exposure – neither of which are addressed by the Appraisal. And, more to the point, the true market value of the Titanic Artifacts is evidenced by the current offer submitted by the proposed Stalking Horse Purchaser. Undoubtedly, if the Titanic Artifacts had a true market value of over $218 million, the Debtors would not be limited to offers generally less than fifteen percent of the Appraisal’s valuation.

43.              Finally, the second factor militates against the appointment of a trustee. Euclid has failed to make a showing that the Debtors’ performance is deficient or that its prospects for rehabilitation are lacking. Likewise, Euclid is the only party who has accused the Debtors of mismanagement, relying on an incomplete portrayal of the Debtors’ Chapter 11 cases. The Motion, for example, states that the Debtors have failed to provide “any return for creditors.” To the contrary, the proposed transaction with the Stalking Horse Purchaser would result in a substantial recovery to the Debtors’ creditors and represents the most viable path forward. Moreover, the Motion omits the Debtors’ extensive case administration efforts to date, including the Debtors’ significant negotiations and mediation with creditor 417 Fifth Avenue, LLC which ultimately resulted in a substantial reduction to the estates’ largest unsecured claim from $12 million to $5.5 million. [D. E. 979]. Euclid distorts the French Adversary in a similar manner.9

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9 For example, the Motion states that “for whatever the reason, the [second motion for entry of default] languished without any action for more than three additional months until . . . February 16, 2017.” However, the Motion neglects to mention that the French Government was not in default until after February 14, 2017. See Amended Motion for Entry of Clerk’s Default Against Defendant French Republic, a/k/a Republic of France [French Adversary, D. E. 45].

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44.              Even assuming the Motion were substantively correct rather than incomplete and (at times) misleading, none of Euclid’s allegations of mismanagement would establish sufficient grounds to grant the Motion. The appointment of a trustee is a drastic measure, and it requires more than a mere allegation that the movant would have charted a different course. See, e.g., Sundale, 400 B.R. at 908 (declining to appoint a chapter 11 trustee under either subsection of 1104 even though the debtor failed to observe corporate formalities, failed to pay taxes, shuttled money in and out of related entities and the estate, and was operating at a loss); In re Anniston Food-Rite, Inc., 20 B.R. 511, 514 n.3 (Bankr. N.D. Ala. 1982) (“[t]he Court notes that it is ‘gross’ mismanagement of the affairs of the debtor which is cause for the appointment of a trustee, not just mismanagement.”) Euclid simply has not made this showing. The second and final factor, therefore, weighs against appointment of a trustee.

45.              In sum, Euclid has failed to meet its burden of proving, by clear and convincing evidence, sufficient “cause” to support the appointment of a Chapter 11 trustee. Likewise, Euclid has not made a showing that the appointment of a trustee is in the best interests of the estate. To the contrary, it is evident that the appointment of a trustee would inure to the detriment of the Debtors’ estates and do a grave disservice to the creditors – particularly at this juncture where the Debtors have identified a sum-certain, viable exit. Put simply, the APA, not a trustee, will result in the expeditious end to these chapter 11 cases and maximum value to the Debtors’ estates.

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WHEREFORE, the Debtors respectfully request that the Court enter an order (i) denying the Motion or, alternatively, continue the hearing on the Motion until a later date scheduled by the Court to consider the Debtors’ motion seeking approval of the asset purchase agreement and (ii) granting the Debtors such other and further relief as the Court may deem just and proper.

Dated: June 6, 2018		NELSON MULLINS RILEY & SCARBOROUGH LLP

	By:	/s/
Daniel F. Blanks (FL Bar No. 88957)
Lee D. Wedekind, III (FL Bar No. 670588)
50 N. Laura Street, Suite 4100
Jacksonville, Florida 32202
(904) 665-3656 (direct)
(904) 665-3699 (fax)
daniel.blanks@nelsonmullins.com
lee.wedekind@nelsonmullins.com

Co-Counsel for the Debtors and Debtors in Possession

	And	/s/
TROUTMAN SANDERS LLP
Harris B. Winsberg (GA Bar No. 117751)
Matthew R. Brooks (GA Bar No. 378018)
600 Peachtree Street NE, Suite 3000
Atlanta, GA 30308
(404) 885-3000 (phone)
(404) 962-6990 (fax)
harris.winsberg@troutmansanders.com
matthew.brooks@troutmansanders.com

Counsel for the Debtors and Debtors in Possession

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Term Sheet — Execution Version

Stalking Horse Purchaser Term Sheet for Sale of Substantially All
Assets of Premier Exhibitions, Inc. and its Debtor and Non-Debtor Affiliates

This term sheet (the “Term Sheet”) summarizes the principal terms and conditions of a proposed transaction in which a new Delaware limited liability company organized prior to execution of the Asset Purchase Agreement (defined below) by Stalking Horse Purchaser (defined below) and Sellers, would acquire substantially all of the assets of Debtor Premier Exhibitions, Inc. and its debtor and non-debtor subsidiaries. Except for the Binding Provisions, which shall create a binding agreement of Sellers, this is a non-binding Term Sheet setting forth material terms to be incorporated into an Asset Purchase Agreement (the “Asset Purchase Agreement”) and other related agreements to he negotiated.

Parties

Stalking Horse Purchaser:	An acquisition vehicle to be formed by (a) (i) Haiping Zou (“Zou”), (ii) Jihe Zhang (“Zhang”), (iii) Lange Feng (“Feng,” and collectively with Zou and Zhang, the “Secured Creditors”), and (iv) PacBridge Capital Partners (HK) Ltd. (“PacBridge,” and together with the Secured Creditors, the “PacBridge Parties”); (b) certain funds managed by affiliates of Alta Fundamental Advisers LLC (“Alta”); and (c) certain funds managed by affiliates of Apollo Global Management, LLC (“Apollo,” and together with the PacBridge Parties and Alta, the “Stalking Horse Purchaser”).

Sellers:	Premier Exhibitions, Inc., together with its debtor subsidiaries in the jointly administered Chapter 11 Case No. 3:16-bk-02230-PMG (the “Bankruptcy Cases”), pending in the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”), and its non-debtor subsidiaries (collectively, “Sellers”).

Essential Terms

Purchase Price and Deposit:

Total consideration of $17.5 million in cash (the “Purchase Price”). Upon execution of an Asset Purchase Agreement, the Stalking Horse Purchaser shall make a good faith deposit in the amount equal to 10% of the Purchase Price.

Structure and Purchased Assets:

Stalking Horse Purchaser shall acquire substantially all of the assets, tangible and intangible, of Sellers used or useful in the operation of Sellers’ business, except for the assets designated as excluded by Stalking Horse Purchaser, free and clear of all liens, claims, interest, and encumbrances (the “Purchased Assets”) in an asset purchase conducted in accordance with Section 363(b) of the Bankruptcy Code.

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Term Sheet — Execution Version

If necessary or required by the United States District Court for the Eastern District of Virginia, in Case No. 2:93-cv-902 (the “Admiralty Court”), however, Stalking Horse Purchaser will consider acquiring 100% of the stock of RMS Titanic, Inc. (“RMST”), rather than the assets of RMST.

Excluded assets to be determined by Stalking Horse Purchaser during its due diligence review (collectively, the “Excluded Assets”), but to include avoidance actions under the Bankruptcy Code and any other litigation claims held by Sellers (except for any claims against High Nature Holdings Limited, the PacBridge Parties, Alta, Apollo, or any of their respective affiliates).

Executory Contracts and Unexpired Leases:	All executory contracts and unexpired leases will be deemed rejected, except executory contracts and unexpired leases designated by Stalking Horse Purchaser to be assumed (“Assumed Executory Contracts”).

Assumed Obligations:	Stalking Horse Purchaser shall assume none of Sellers’ liabilities in respect of the Purchased Assets, the business, or operations, except as specifically provided in the Asset Purchase Agreement. The assumed obligations will, however, include all obligations arising under the Assumed Executory Contracts after the closing, as well as the Revised Covenants and Conditions with respect to the American Titanic artifacts imposed by the Admiralty Court.

Representations, Warranties and Covenants:	Sellers will make full representations, warranties and covenants including as to the business, assets, insurance, and other matters typically required by buyers in connection with an acquisition, which shall be set forth in the Asset Purchase Agreement. Stalking Horse Purchaser will make full representations, warranties and covenants including as to corporate organization, authority to enter into the transactions contemplated hereby, and other matters typically required by sellers in connection with a sale, which will be set forth in the Asset Purchase Agreement.

Contingencies:

There is no financing contingency. Stalking Horse Purchaser shall provide to Sellers adequate evidence of financial wherewithal to consummate this transaction.

The Asset Purchase Agreement shall be supported and agreed upon by the Creditors Committee (as defined below).

Stalking horse Purchaser’s obligation to close will be subject to (among other conditions to be detailed in the Asset Purchase Agreement): final orders of the Bankruptcy Court and, if required, the Admiralty Court (discussed below) approving the sale of the Purchased Assets to Stalking Horse Purchaser; Sellers’ representations and warranties being true and correct; Seller’s performance of all covenants; Stalking Horse Purchaser’s negotiation of satisfactory terms (in its sole and absolute discretion) of a renewed lease at the Luxor Hotel in Las Vegas, NV (the “Luxor Lease”); receipt of all required governmental and regulatory approvals; and there otherwise being no material adverse change to Sellers’ business. For the avoidance of doubt, termination of or inability to renew the Luxor Lease on terms satisfactory to Stalking Horse Purchaser will constitute a material adverse change to Sellers’ business.

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Term Sheet — Execution Version

Due diligence:	Assuming prompt and complete responses to its due diligence requests, Stalking Horse Purchaser anticipates completing its due diligence by June 5, 2018.

Access to information and employees:	Following execution of this Term Sheet by all of the parties, Sellers will afford Stalking Horse Purchaser and its officers, employees, agents and advisors reasonable access to the properties, books and records (including, without limitation, financial, operating and other data) of Sellers, as well as to Sellers’ independent accountants, at reasonable times in order to permit Stalking Horse Purchaser to make such investigation of the business, properties and operations of Sellers as Stalking Horse Purchaser may deem appropriate. During due diligence, Stalking Horse Purchaser shall have access to and may conduct negotiations with Sellers’ landlords and vendors, as well as employees of the business (including Daoping Bao and other members of Sellers’ management) to determine which employees may be hired by Stalking Horse Purchaser and to negotiate any management incentive plan that Stalking Horse Purchaser may offer to certain employees of Sellers, provided that management of the Sellers (or designated employees) shall be in attendance and allowed to participate in any discussions, negotiations, or other contact with any landlords, vendors, or third-parties, but may not under any circumstances discuss or disclose to any competing bidders or any other parties (other than Sellers’ Board of Directors and professionals) the substance and business terms of those discussions. Sellers will use commercially reasonable efforts to cooperate with Stalking Horse Purchaser with respect to access and negotiations with employees, landlords and vendors.

Confidentiality:	The following provision shall be binding on each party hereto (the “Binding Confidentiality Provisions”). Except and to the extent required by law, without the prior written consent of the other party, none of the parties hereto will, and each will direct its employees, agents and representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Term Sheet. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made. Notwithstanding the foregoing, (a) Stalking Horse Purchaser may disclose this Term Sheet and its discussions with Sellers to its attorneys, financial advisors and potential financing sources, (b) Sellers may disclose this Term Sheet and their discussions with Stalking Horse Purchaser to their attorneys and financial advisors, as well as to the Official Committee of Unsecured Creditors (the “Creditors Committee”) and the Official Committee of Equity Holders (the “Equity Committee,” and together with the Creditors Committee, the “Committees”) in the Bankruptcy Cases and their respective attorneys and financial advisors, and (c) Sellers may publicly disclose that they have signed a Term Sheet subject to definitive documentation, but may not disclose the identity of Stalking Horse Purchaser or the terms of this Term Sheet until execution of the Asset Purchase Agreement. All press releases and other public announcements with respect to the sale must be in form and substance acceptable to Stalking Horse Purchaser.

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Term Sheet — Execution Version

Bankruptcy Cases:

From and after execution of the Asset Purchase Agreement, all pleadings and other papers relating to this transaction, the Sale Motion and the Plan prepared by Sellers for filing in the Bankruptcy Cases shall: (i) be provided to Stalking Horse Purchaser at least three business days in advance of filing, to allow Stalking Horse Purchaser a reasonable opportunity to comment; and (ii) be in a form mutually and reasonably acceptable to Stalking Horse Purchaser and Sellers.

Sellers shall file a motion with the Bankruptcy Court pursuant to 11 U.S.C. § 363(b), (f) and (m), and 365(a) and (f), seeking approval of the sale and the assumption, assumption and assignment, and/or rejection of any executory contracts pursuant to the terms of the Asset Purchase Agreement, in form and substance reasonably satisfactory to Stalking Horse Purchaser (the “Sale Motion”), by not later than June 5, 2018. Stalking Horse Purchaser and Sellers will cooperate with respect to the filing of the Sale Motion and in obtaining findings under Sections 363(m) and 363(n) of the Bankruptcy Code, findings as to adequate marketing of the Purchased Assets, and any other evidentiary findings reasonably required by Stalking Horse Purchaser.

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Term Sheet — Execution Version

Bankruptcy Court Approval of Sale:	Approval of the Bankruptcy Court pursuant to a final sale order in form and substance acceptable to Stalking Horse Purchaser in its sole discretion shall be a condition to closing.

Admiralty Court Approval:	Approval of the Admiralty Court, to the extent required, in form and substance acceptable to Stalking Horse Purchaser in its sole discretion, shall be a condition to closing. Stalking Horse Purchaser and Sellers shall coordinate in good faith on any Admiralty Court filings and proceedings.

Bidder protections:

The following provision shall be binding on Sellers. Stalking Horse Purchaser shall, subject to Bankruptcy Court approval, be entitled to the following bidder protections payable in the event of an alternative transaction or Sellers’ breach of the Asset Purchase Agreement (the “Binding Bid Protections”):

•  a breakup fee in the amount of the greater of $500,000 or 3% of the Purchase Price (the “Breakup Fee”); and

•  an expense reimbursement for actual, documented out-of-pocket expenses, provided that the total Breakup Fee and Expense Reimbursement shall not exceed $1,000,000 (the “Expense Reimbursement”).

The Binding Bid Protections shall be an administrative expense of each of the Debtors’ estates under section 507(a)(2) of the Bankruptcy Code and shall be payable by the Debtors prior to payment of any other prepetition creditor. The Binding Bid Protections will be included in an order entered by the Bankruptcy Court in form and substance acceptable to Stalking Horse Purchaser, approving bidding procedures for the sale of the Purchased Assets. Among other provisions, the bidding procedures (the “Bidding Procedures”), which shall also be in form and substance acceptable to Stalking Horse Purchaser, shall include the following:

•  all competing bidders must post a good faith deposit of at least 10% of the amount of the bid and provide written evidence satisfactory to Sellers (with a copy to Stalking Horse Purchaser) of financial wherewithal to close;

•  all competing bids must be for all or substantially all of Sellers’ assets and on substantially the same material terms as Stalking Horse Purchaser’s bid and based on Stalking Horse Purchaser’s form of Asset Purchase Agreement;

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Term Sheet — Execution Version

•  all competing bids must be in the minimum amount of (a) the Purchase Price, plus (b) the Breakup Fee, plus (c) the Expense Reimbursement, plus (d) an initial overbid amount of $500,000;

•  Seller will provide Stalking Horse Purchaser with copies of all competing bids within one business day of receipt by Sellers;

•  bidding increments at any auction must be in amounts not less than $500,000;

•  Stalking Horse Purchaser shall have the right (but not the obligation) to match any competing bid received in advance of any auction; and

•  Stalking Horse Purchaser shall have the right to credit bid the amount of the Breakup Fee and Expense Reimbursement at each round of bidding at the auction.

Milestones:

The parties will use their reasonable best efforts to finalize an Asset Purchase Agreement by May 31, 2018 (but in no event later than June 5, 2018). The Bidding Procedures will include the following milestones:

•  orders approving the Bidding Procedures must be entered by the Bankruptcy Court and, if required, by the Admiralty Court, by not later than June 29, 2018;

•  any competing bids must be received by Sellers by not later than July 13, 2018 (the “Competing Bid Deadline”);

•  if one or more qualified competing bids are received by Sellers by the Competing Bid Deadline, Sellers will conduct an auction on July 18, 2018;

•  if one or more qualified competing bids are received by Sellers by the Competing Bid Deadline and an auction is held, a hearing before the Bankruptcy Court to approve the sale must be held by not later than July 20, 2018, and a hearing before the Admiralty Court (if required) must be held not later than August 10, 2018; provided, however, that if no auction is held, a hearing before the Bankruptcy Court to approve the sale must be held by not later than July 18, 2018, and a hearing before the Admiralty Court (if required) must be held not later than 10, 2018;

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Term Sheet — Execution Version

•  the Bankruptcy Court must enter an order approving the sale by not later than July 20, 2018;

•  if required, the Admiralty Court must enter an order approving the sale by not later than August 15, 2018.

•  The closing of the sale must occur by not later than August 17, 2018.

Definitive Documentation:	Upon full execution of this Term Sheet by Stalking Horse Purchaser and Sellers, Stalking Horse Purchaser and Sellers agree to proceed and negotiate, with all due haste and in good faith, a binding definitive Asset Purchase Agreement, Bidding Procedures, and all other documents necessary to implement the transactions contemplated in this Term Sheet. All transactional documents, pleadings, and other court filings must be in form and substance acceptable to Stalking Horse Purchaser.

Releases:	At closing, (a) Sellers will release any and all claims against the Purchased Assets and Stalking Horse Purchaser and their respective affiliates, and (b) in full satisfaction of the respective claims of the PacBridge Parties, (x) the Secured Creditors collectively will receive in consideration of their secured claims (i) a $1 million cash payment, plus (ii) allowed general unsecured claims in the total collective amount of $2 million, and (y) PacBridge will have an allowed general unsecured claim in the amount of $1,195,350.39. In order to effectuate the forgoing resolution of the PacBridge Parties’ claims, the Debtors will include in the Sale Motion a request under Bankruptcy Rule 9019 to approve a settlement of these claims. In addition, if Sellers file a chapter 11 plan, such plan will include Stalking Horse Purchaser releases and exculpation provisions in favor of Stalking Horse Purchaser, its members and advisors, and other customary related parties to the maximum extent permitted by law.

Termination Events:	In addition to the other conditions set forth herein, the Asset Purchase Agreement will provide that Stalking Horse Purchaser may terminate its obligations under the Asset Purchase Agreement without any liability in the event that (among other conditions to be detailed in the Asset Purchase Agreement): (a) Sellers’ debtor-in-possession financing loan matures or is in default (unless otherwise extended or waived by the debtor-in-possession lender); (b) one or more of Sellers’ bankruptcy cases are converted to a case under Chapter 7 of the Bankruptcy Code; (c) a chapter 11 trustee or examiner with expanded powers is appointed for one or more of the Sellers; (d) the Luxor Lease is terminated or expires; (e) the Bankruptcy Court approves a disclosure statement with respect to a chapter 11 plan filed by any party other than Sellers; or (f) Sellers file a chapter 11 plan without the consent of Stalking Horse Purchaser.

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Term Sheet — Execution Version

Conduct of Business:	Sellers shall use their best efforts to carry on their businesses in the ordinary course (subject to all applicable requirements of the Bankruptcy Code and Bankruptcy Court), including, but not limited to, maintaining its accounting methods, using its commercially reasonable efforts to preserve the business and assets and its business relationships, continuing to operate its billing and collection procedures, using its commercially reasonable efforts to retain key employees, and maintaining its business records in accordance with its past practices.

Binding Exclusivity:	The following provision shall be binding on Sellers (the “Binding Exclusivity Provisions,” and together with the Binding Confidentiality Provisions and the Binding Bidder Protections, the “Binding Provisions”). During the period between the execution of this Term Sheet and Bankruptcy Court approval of the Bidding Procedures, neither Sellers nor any of their officers, directors, employees, attorneys, financial advisors or other agents will discuss or negotiate with or provide information to any third party about the purchase and sale of any of the Purchased Assets or otherwise encourage any third party to submit a proposal for or enter into an alternative transaction; provided however, that third parties may continue to conduct due diligence and Sellers shall be permitted to provide access to their on-line data room and negotiate customary confidentiality agreements with other interested buyers for purposes of being competing bidders for the Purchased Assets. The Binding Provisions shall be governed by the law of the State of Florida without regard to its conflict of laws provisions. Disputes over the Binding Provisions shall be heard in the exclusive venue of the Bankruptcy Court. The obligations of Stalking Horse Purchaser under the Binding Provisions shall be several among its respective equity holders, and not joint.

General Terms:

Except for the Binding Provisions, (a) the terms and provisions contained in this Term Sheet are not and do not constitute an offer, admission, representation, or solicitation by Stalking Horse Purchaser or Sellers, arc subject to senior management approval and are not and do not constitute an acceptance by Stalking Horse Purchaser or Sellers; (b) this discussion outline is not a commitment on the part of Stalking Horse Purchaser or Sellers; and (c) the form and substance of all documents necessary to effect the consummation of the transaction are subject to final approval of Stalking Horse Purchaser, Sellers and their respective counsel, as well as the Bankruptcy Court and the Admiralty Court (if required), and as such, this Term Sheet is not intended to constitute a final written expression of all of the terms and conditions of the transaction, but merely to outline some of the major terms and conditions thereof. Except for the Binding Provisions, this Term Sheet may not be used against Stalking Horse Purchaser or Sellers in any litigation in which Stalking Horse Purchaser or Sellers are parties nor may it be used in any proceedings in which Stalking Horse Purchaser or Sellers are directly or indirectly interested, or parties in interest.

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Term Sheet — Execution Version

Except for the Binding Provisions, this Term Sheet is merely to facilitate further discussions and does not address or include all of the material issues, terms, provisions and conditions which would have to be addressed or included if a transaction based on this Term Sheet is to be consummated. Except for the Binding Provisions, this Term Sheet and any discussion by the parties are not intended to be and will not constitute a binding obligation of Stalking Horse Purchaser or Sellers.

[Signatures on next page]

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Term Sheet — Execution Version

Accepted and agreed to this ___ day of May, 2018.

Stalking Horse Purchaser:

PACBRIDGE CAPITAL PARTNERS (HK) LTD.

By:	/s/
Name:	Giovanni Wong
Title:	Principal

/s/
Haiping Zou

/s/
Jihe Zhang

/s/
Lang Feng

ALTA FUNDAMENTAL ADVISERS LLC

By:	/s/
Name:	Gilbert Li
Title:	Managing Partner

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By: APOLLO ST FUND MANAGEMENT LLC, its investment manager

By:	/s/
Name:	Joseph D. Glatt
Title:	Vice President

[Term Sheet – Stalking Horse Purchaser’s Signature Page]

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Term Sheet — Execution Version

Sellers:

PREMIER EXHIBITIONS, INC.		RMS TITANIC, INC.

By:	/s/	By:	/s/
Name:	Daoping Bao	Name:	Daoping Bao
Title:	President	Title:	President

PREMIER EXHIBITIONS MANAGEMENT, LLC		ARTS AND EXHIBITIONS INTERNATIONAL, LLC

	By: Premier Exhibitions, Inc., its Managing Member		By: Premier Exhibitions Management, LLC, its Managing Member

By:	/s/	By:	/s/
Name:	Daoping Bao	Name:	Daoping Bao
Title:	President	Title:	President

PREMIER EXHIBITIONS INTERNATIONAL, LLC		PREMIER EXHIBITIONS NYC, INC.

	By: Premier Exhibitions, Inc., its Managing Member	By:	/s/
		Name:	Daoping Bao
By:	/s/	Title:	President
Name:	Daoping Bao
Title:	President

PREMIER MERCHANDISING, LLC		DINOSAURS UNEARTHED CORP.

	By: Premier Exhibitions, Inc., its Managing Member	By:	/s/
		Name:	Daoping Bao
By:	/s/	Title:	President
Name:	Daoping Bao
Title:	President

1032403 B.C. LTD.		PREMIER HOLLYWOOD PICTURES LLC

By:		By:
Name:	Daoping Bao	Name:	Daoping Bao
Title:	President	Title:	President

[Term Sheet – Sellers’ Signature Page]

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Term Sheet — Execution Version

DINOKING INTERNATIONAL, INC.		DINOKING TECH, INC.

By:	/s/	By:	/s/
Name:	Daoping Bao	Name:	Daoping Bao
Title:	President	Title:	President

PRXI INTERNATIONAL HOLDINGS CV

By:	/s/
Name:	Daoping Bao
Title:	President

[Term Sheet – Sellers’ Signature Page]

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